Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8, File Nos. 333-173448 and 333-182610, of our report dated March 30, 2016, on the consolidated financial statements of Wolverine Bancorp, Inc. as of and for the years ended as of December 31, 2015 and 2014, which report is incorporated by reference in the Annual Report on Form 10-K of Wolverine Bancorp, Inc. for the year ended December 31, 2015.

/s/ BKD, LLP

Indianapolis, Indiana

March 30, 2016